Exhibit 99


[TD Banknorth Inc. Logo]

                                                                  News Release

                                                                Media Contact:
                                                             TD Banknorth Inc.
                                                             Jeffrey Nathanson
                                                                (207) 761-8517
                                             jeffrey.nathanson@tdbanknorth.com




FOR IMMEDIATE RELEASE
May 25, 2007


                 TD Banknorth Inc. Announces Redemption of
      8.00% Trust Preferred Securities of Banknorth Capital Trust II

Portland, Maine, May 25, 2007 -- TD Banknorth Inc. (the "Company") announced today that it is calling for redemption all of the outstanding ($206,185,575 aggregate principal amount) 8% Junior Subordinated Debentures due 2032 (the "Debentures") of the Company. The redemption of the Debentures will cause the property trustee of Banknorth Capital Trust II (NYSE: BGIPrT) (the "Trust") to call for redemption all outstanding ($200,000,000 aggregate liquidation amount) 8.00% Trust Preferred Securities of the Trust. The redemption date will be June 29, 2007. The Trust Preferred Securities called for redemption will be redeemed at a redemption price equal to the $25 liquidation amount for each of the Trust Preferred Securities to be redeemed plus accumulated but unpaid distributions to the redemption date.

Notice of redemption is being sent to the registered holder of the Trust Preferred Securities. Copies of the notice of redemption may be obtained from The Bank of New York, the trustee for the Trust, at: Bank of New York, Attn:
Bondholder Relations/Redemption Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057 (telephone: 1-800-254-2826).

The Trust Preferred Securities are held only in book-entry form through The Depository Trust Company ("DTC"). DTC will redeem the securities in accordance with its procedures and will notify holders.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a wholly-owned subsidiary of TD Bank headquartered in Toronto, Canada. TD Banknorth is one of the 25 largest commercial banking organizations in the United States, with over $40 billion in assets. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc.
For more information, visit http://www.TDBanknorth.com.


Source: TD Banknorth Inc.

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